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                                                                 EXHIBIT 10.49

STATE OF TEXAS
COUNTY OF FORT BEND

                      CONTRACT FOR RESIDENTIAL SERVICES


This agreement is subject to the availability of State funds as appropriated by the State Legislature and as made available by the Texas Department of Criminal Justice - Community Justice Assistance Division (TDCJ-CJAD), and is governed by, and in accordance with, the laws of the State of Texas; The Fort Bend County Community Supervision and Corrections Department (CSCD), as a political entity of the Judicial District Court, and Esmor Correctional Services, Inc. (Service Agency) have agreed as follows:


I. The purpose of this agreement is to identify and provide residential treatment to offenders who are receiving supervision from the CSCD and are in need of alcohol, substance abuse and detoxification, and/or psychiatric services in order to successfully complete their probation. Levels of care to be provided are shown below:

                Level I:        Substance Abuse

II. Services provided by the Service Agency may include, but are not limited to, the following services:

                Individual Therapy and Counseling
                Group Therapy
                Lodging and 24-hour Supervision
                Job and Vocational Counseling
                Educational Counseling
                Financial Counseling

        The cost for these services is $38.00 dollars per day, per client, for a period not to exceed N/A days for each offender participating in the program.

III. The Service Agency will not bill the CSCD for any days that a client is employed during their period of stay at the Service Agency.



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IV.     PAYMENT OF FEES:

        A. Offenders referred to and accepted for services by the Service Agency are solely responsible for all costs. Fees are payable at the time of service.

        B. Subject to appropriations from the TDCJ-CJAD and State Legislation, the CSCD may elect to pay any portion of the fees as determined for a specified offender. A letter for each offender referred will be provided to the Service Agency stipulating those services requested and amount chargeable to CSCD prior to rendering of services.

        C. Fees are payable within thirty (30) days after submission of an itemized invoice from the Service Agency. The Service Agency agrees to submit a monthly billing invoice to the Fort Bend CSCD, 118 Legion Drive, Richmond, Texas, 77469. The invoice must provide an itemized list of services performed during the invoice period and include the names of all clients treated, date of service, type of services provided, the name of the Service Agency staff providing the service, the amount of time rendered with each client and the name of the supervising Community Corrections Officer. The claim for payment will be submitted by the 10th day of each month following the month in which the service was provided. The Department agrees to pay the Service Agency in accordance with this agreement within thirty (30) days of the receipt of the invoice.

        D. Clients in arrears for payments of fees due to the Service Agency, who are able but unwilling to pay fees may be terminated from the program by the Service Agency, after consultation with the CSCD.

        E. The agreement period will begin September 1, 1996 and terminate August 31, 1997. This contractual agreement may be terminated without cause by either party providing thirty (30) days written notice to each party of the intent to terminate.

        F. The Service Agency agrees that it shall adopt and implement workplace guidelines concerning persons with AIDS and HIV infections. The Service Agency shall also develop and implement guidelines regarding confidentiality of AIDS and HIV-related medical information for employees and clients served by the Service Agency in accordance with the provisions found in Acts 1989, 71st Leg., Ch. 1195, Sec. 503 and Sec. 504.

        G. The service Agency agrees to indemnify, protect, defend and hold harmless Fort Bend CSCD, its offers, employees, and agents from and against any and all claims, demands, losses, damages, causes of action, suit and liability of any kind, including expenses of litigation.

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        court costs and attorney's fees, for the injury or death of any resident while placement is in the Service Agency.

        H. Services shall be provided by the Service Agency in compliance with the Civil Rights Act of 1964. The Service Agency will not discriminate against any employee, applicant for employment, or client because of race, religion, color, sex, national origin, age, or handicapped condition. The Service Agency will take affirmative action to ensure that applicants are employed and that the employees are treated during employment without regard to their race, religion, color, sex, national origin, age, or handicapped condition.

        I. The Fort Bend CSCD shall be entitled to a credit for all payments made pursuant to this contract in the amount of the off-set of the Medicaid reimbursement that is actually received by the Service Agency. On the earliest subsequent monthly financial report from the Service Agency to the Fort Bend CSCD, the reimbursement which is received will be documented as a credit to the Fort Bend CSCD.

IV. It is understood that the employees of the Fort Bend County CSCD or individuals acting as agents of the Fort Bend County CSCD are not authorized to receive any type of personal payment, reimbursement, compensation, commission, gratuity or gift for services provided under this agreement. The Service Agency warrants that no employee or agent of the Fort Bend County CSCD has been retained to solicit or secure this contract and that the Service Agency has not paid or agreed to pay any employee of the Fort Bend CSCD in fee, commission, percent, brokerage fee, gift or any other consideration, contingent upon the making of this contract or as an inducement for entering into this agreement. The unauthorized offering or receipt of such payments may result in the immediate termination of this contract.

V. The Service Agency agrees to furnish to the Fort Bend County CSCD and/or the TDCJ-CJAD such information as may be requested which relates to the services described in this contract. The Service Agency shall permit the Fort Bend County CSCD and TDCJ-CJAD to audit/inspect records and reports, review services and/or evaluate the performances of these services at any time. The Service Agency shall provide reasonable access to all the records, books, reports and other necessary data and information needed to accomplish reviews of program activities, services and expenditures.


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Executed this 9th day of August, 1996.



FORT BEND COMMUNITY SUPERVISION AND CORRECTIONS





/s/ Deanne M. Rogers.
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Deanne Rogers, Director
Fort Bend Community Supervision and Corrections



8-9-96
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Date



DIRECTOR SIGN HERE:   /s/ James T. Slattery
                      --------------------------

7/15/96
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Date:

Service Agency:         Esmor Correctional Services, Inc.

Mailing Agency:         1819 Main Street, Suite 1000

City/State/Zip Code:    Sarasota, Florida 34236

Telephone Number:       (941) 953-9199

Fax Number:             (941) 953-9198

Federal I.D. Number     11-3182580

Contact Person:         Randy Tate, Warden
                        Esmore Houston
                        1511 Preston Avenue
                        Houston, Texas 77002
                        Telephone (713) 223-0601
                        FAX       (713) 223-5930



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